Exhibit 19.1

INDEPENDENCE REALTY TRUST, INC.
INSIDER TRADING POLICY
Revised as of October 18, 2023

Purpose
The Board of Directors of Independence Realty Trust, Inc., a Maryland corporation (the “Company”), has adopted this policy (this “Policy”) to promote compliance with federal, state and foreign securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company or (ii) providing material nonpublic information to other persons who may trade on the basis of that information.
Persons Subject to Policy
This Policy applies to all officers of the Company and its subsidiaries, all members of the Company’s Board of Directors and all employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below. See “Transactions by Family Members and Others” and “Transactions by Entities that You Influence or Control.”
Transactions Subject to Policy
This Policy applies to transactions in the Company’s securities (collectively referred to in this Policy as “Company Securities”), including the Company’s common stock, options to purchase common stock, or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to Company Securities.
Individual Responsibility
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of material nonpublic information. Persons subject to this policy must not engage in illegal trading and must avoid the appearance of improper trading. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer (as defined below) or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described below. See “Consequences of Violations.”

Administration of Policy
The Company’s Chief Financial Officer, James Sebra, shall serve as the Compliance Officer for the purposes of this Policy, and in is absence, another employee designated by him or by the Company’s Chief Executive Officer and President shall be responsible for administration of this Policy. If you have any questions about this Policy, please call Mr. Sebra at (267) 270-4803.

Statement of Policy

It is the policy of the Company that no director, officer or other employee of the Company or its subsidiaries (or any other person designated by this Policy or by the Compliance Officer as subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:
1.engage in transactions in Company Securities except in accordance with this
Policy;
2.recommend the purchase or sale of any Company Securities;
3.disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection of, and authorized external disclosure of, information regarding the Company;
4.assist anyone engaged in the above activities.
In addition, it is the policy of the Company that no director, officer or other employee of the Company or its subsidiaries (or any other person designated as subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information about a company with which the Company does business may trade in that company’s securities until the information becomes public or is no longer material. It is also the policy of the Company that no director, officer or other employee of the Company (or any other person designated by this Policy or the Compliance Officer as subject to this Policy) may discuss the Company or its business in an internet “chat room” or similar internet-based forum.
There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
Definition of Material Nonpublic Information
Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•projections of future earnings or losses, or other earnings guidance;

•changes to previously announced earnings guidance, or the decision to suspend earnings guidance;
•a pending or proposed merger, acquisition or tender offer;
•a pending or proposed acquisition or disposition of a significant asset;
•a pending or proposed significant joint venture;
•a corporate restructuring;
•significant related party transactions;
•a change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•bank borrowings or other financing transactions out of the ordinary course;
•the establishment of a repurchase program for Company Securities;
•a change in the Company’s pricing or cost structure;
•major marketing changes;
•a change in management;
•a change in auditors or notification that the auditor’s reports may no longer be relied upon;
•pending or threatened significant litigation, or the resolution of such litigation;
•impending bankruptcy or the existence of severe liquidity problems;
•a significant cybersecurity incident, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; or
•the imposition of an event-specific restriction on trading in Company Securities or the securities of another company or the extension or termination of such restriction.
When Information is Considered Public. Information that has not been disclosed to the public is considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or documents filed with the Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. By contrast, information would not be considered widely disseminated if it is available only to the Company’s employees, or if it is available only to a select group of analysts, brokers and institutional investors.
Once information is widely disseminated, it is still necessary to provide the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until two full trading days have elapsed after the release of the information. If, for example, the Company were to make an announcement before the market opens on a Monday, then Monday would count as the first full trading day after the release of the information and you would not be able to trade in Company Securities until after the market opens on Wednesday. If, however, the Company were to make an announcement after the market opens on a Monday, then Tuesday would count as the first full trading day after the release of the information and you would not be able to trade in Company Securities until after the market opens on Thursday.
Twenty-Twenty Hindsight. Remember, anyone scrutinizing transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction in Company Securities, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.
Transactions by Family Members and Others
This Policy applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.
Transactions by Entities that You Influence or Control
This Policy applies to entities that you influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
Exclusions for Transactions under Company Plans
Stock Option Plan Exercises. The Pre-Clearance Procedures and Quarterly and Event-Specific Blackout Periods included below under “Additional Procedures” do not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements, but do apply to any sale of securities as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Restricted Stock Awards. The Pre-Clearance Procedures and Quarterly and Event-Specific Blackout Periods included under “Additional Procedures” do not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of the restricted stock, but do apply to any market sale of restricted stock.
401(k) Plan. The Pre-Clearance Procedures and Quarterly and Event-Specific Blackout Periods included under “Additional Procedures” do not apply to purchases of Company Securities in a Company 401(k) plan resulting from periodic contributions of money to the plan pursuant to a payroll deduction election, but do apply to certain elections under the 401(k) plan, including: (a) an election to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against a 401(k) plan account if the loan will result in a liquidation of some or all of the Company stock fund balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

Dividend Reinvestment Plans. The Pre-Clearance Procedures and Quarterly and Event-Specific Blackout Periods included under “Additional Procedures” do not apply to purchases of Company Securities under a dividend reinvestment plan initiated by the Company or maintained by a brokerage firm but do apply to a person’s election to participate in the plan.
Prohibited Transactions
The Company considers it improper and inappropriate for any employee, officer or director to engage in speculative transactions in Company Securities. It therefore is the Company’s policy that employees, officers and directors may not engage in any of the following transactions:
Short Sales. Short sales of Company Securities may evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of Company Securities by employees, officers and directors are prohibited by this Policy. In addition, Section 16(c) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), prohibits officers and directors from engaging in short sales.
Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of Company Securities and therefore creates the appearance that the employee, officer or director is trading based on inside information. Transactions in options also may focus the employee’s, officer’s or director’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions by employees, officers and directors in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)
Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee, officer or director to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the employee, officer or director to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the employee, officer or director may no longer have the same objectives as the Company’s other shareholders. Therefore, employees, officers and directors are prohibited from engaging in any such transactions.
Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company Securities, employees, officers and directors are prohibited from holding Company Securities in a margin account or otherwise pledging Company Securities as collateral for a loan.
Additional Procedures
The Company has established additional procedures in order to assist the Company in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety.
These additional procedures are applicable only to those individuals described below.
Pre-Clearance Procedures. The pre-clearance procedures described below apply to all officers and directors of the Company as well as to employees of the Company regularly involved in the review or evaluation of material information involving the Company, as designated by the Company from time to time (such designated employees, as well as officers and directors and their respective Family Members and

Controlled Entities, are referred to herein individually as a “Covered Person” and collectively as “Covered Persons”). Covered Persons may not engage in any transaction in Company Securities (including a gift, contribution to a trust, or similar transfer) without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. See, however, the five day advance notice requirement applicable to entry into Rule 10b5-1 Plans discussed below under “Rule 10b5-1 Trading Arrangements and Non- Rule 10b5-1 Trading Arrangements.” When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer. The Compliance Officer is under no obligation to approve a trade submitted for pre-clearance, and may determine not to permit the trade. The Compliance Officer will consult with the Company’s Chief Executive Officer and Chief Financial Officer regarding whether either of them is aware of the existence of any material nonpublic information concerning the Company or whether there is any other reason why the trade should not be permitted prior to approving any trade.
Section 16 Compliance Procedures. Each officer and director seeking pre-clearance should indicate, as part of his or her pre-clearance requests, whether he or she has effected any non-exempt “opposite-way” transactions (under Section 16 of the Exchange Act) within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.
Quarterly Trading Restrictions (Quarterly Blackout Periods). Covered Persons generally will not be pre-cleared to trade in Company Securities during the period beginning on the fifteenth day of the last month of a fiscal quarter and ending after the second full business day following the Company’s issuance of its quarterly earnings release for such quarter. All Covered Persons are subject to these quarterly blackout periods. In addition, the Company may from time to time issue interim earnings guidance or other potential material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trades are highly unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.
Event-Specific Trading Restrictions (Event-Specific Blackout Periods). From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, no Covered Person (or any other employee who is aware of such information) may trade in Company’s Securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in Company Securities during an event-specific blackout, the Compliance Officer will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of Compliance Officer to designate a person as being subject to an event- specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.
Announcement of Share Repurchase Plan or Program or Increase of Existing Plan or Program. Without limiting other circumstances when Covered Persons may be restricted from trading in Company Securities on account of planned or pending Company share repurchase activity, Covered Persons generally will not be pre-cleared to trade in Company Securities during the period beginning on the fourth (4th) business day before the Company’s announcement of a share repurchase plan or program or an increase in an existing plan or program and ending on the fourth (4th) business day after the Company’s announcement.
Waiver. Under very limited circumstances, a Covered Person may be permitted to sell Company Securities during a quarterly blackout period but only if the Compliance Officer concludes that the person does not in fact possess material nonpublic information and, if the person is a director or executive officer, only if the

Audit Committee of the Board of Directors pre-approves the sale. Requests for exceptions should be requested at least two business days in advance of the proposed trade. Under no circumstance will an exception be granted during an event-specific blackout period.
Exception. The requirement for pre-clearance, the quarterly trading restrictions and event- specific trading restrictions do not apply to transactions conducted pursuant to an approved Rule 10b5-1 trading arrangement, as described below. See “Rule 10b5-1 Trading Arrangements and Non-Rule 10b5-1 Trading Arrangements.”
Pension Fund Blackout Periods. To the extent required by Section 306 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), directors and executive officers will be prohibited from engaging in any transaction in Company Securities during any pension fund or retirement fund “blackout period” (as defined in the Sarbanes-Oxley Act).
Rule 10b5-1 Trading Arrangements and Non-Rule 10b5-1 Trading Arrangements
Rule 10b5-1(c) under the Exchange Act provides an affirmative defense to insider trading liability under Rule 10b5-1. In order to be eligible to rely on this affirmative defense, a person subject to this Policy must enter into a Rule 10b5-1 trading arrangement that meets conditions specified in Rule 10b5-1(c) (such an arrangement, a “Rule 10b5-1 Plan”). In addition, to comply with this Policy, a Rule 10b5-1 Plan must be approved by the Compliance Officer before the person enters into the Rule 10b5-1 Plan; and entry into a Rule 10b5-1 Plan will not be approved during a quarterly or event-specific blackout period. Persons that wish to enter into a Rule 10b5-1 Plan must submit the proposed Rule 10b5-1 Plan for approval five days prior to the proposed date of entry.
In order to rely on the affirmative defense, the person making a purchase or sale must demonstrate that, before becoming aware of material nonpublic information, the person (i) entered into a binding contract to purchase or sell the security, (ii) instructed another person to purchase or sell the security for the instructing person's account or (iii) adopted a written plan for trading securities; and any such contract, instruction or plan either (a) specified the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold; or (b) included a written formula or algorithm or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold; or (c) did not permit the person to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the contract, instruction or plan, did exercise such influence must not have been aware of the material nonpublic information when doing so. Moreover, the purchase or sale that occurred must be made pursuant to the contract, instruction or plan. A purchase or sale is not “pursuant to a contract, instruction or plan” (and therefore not eligible to rely on the affirmative defense) if, among other things, the person who entered into the contract, instruction or plan alters or deviates from the contract, instruction or plan to purchase or sell securities (whether by changing the amount, price or timing of the purchase or sale), or enters into or alters a corresponding or hedging transaction or position with respect to those securities. In addition, the affirmative defense will be available only if the contract, instruction or plan to purchase or sell securities was given or entered into in good faith and not as part of a plan or scheme to evade the prohibitions of trading on the basis of material nonpublic information, and the person who entered into the contract, instruction or plan has acted in good faith with respect to the contract, instruction or plan.
In addition to the above requirements, each Rule 10b5-1 Plan must satisfy additional requirements, as summarized below:
Required Cooling-off Period for Directors and Executive Officers: Purchases and sales by a director or executive officer pursuant to a new or modified Rule 10b5-1 Plan are not permitted until the later of (i) 90 days after the date of the adoption or modification of the Rule 10b5-1 Plan or (ii) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the Rule 10b5-1 Plan was adopted or modified (with a maximum required cooling-off period of 120 days after the adoption or modification date).

Required Cooling-off Period for Persons Other than Directors and Executive Officers: Purchases and sales by any person, other than the Company, a director or an executive officer, pursuant to a new or modified Rule 10b5-1 Plan are not permitted until 30 days after the date of adoption or modification of the Rule 10b5-1 Plan.
Required Representations by Directors and Executive Officers: Each Rule 10b5-1 Plan entered into by a director or executive officer must include a representation by the director or executive officer that certifies that, on the date of adoption of the Rule 10b5-1 Plan: (i) the director or officer is not aware of any material nonpublic information about Company Securities or the Company and (ii) the director or officer is adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 promulgated under the Exchange Act.
Prohibition on Multiple Overlapping Rule 10b5-1 Plans: Covered Persons may not enter into more than one Rule 10b5-1 Plan at a time for open market purchases or sales of Company Securities, except in the following limited circumstances:
•Separate Unrelated Broker-Dealers: Covered Persons may enter into a series of separate contracts using different broker-dealers to execute trades pursuant to a single Rule 10b5-1 Plan that covers Company Securities held in different accounts, provided all such contracts meet the applicable conditions of Rule 10b5-1 and remain subject to these conditions. A broker-dealer may be substituted for another provided the Rule 10b5-1 Plan instructions remain identical.
•Simultaneous Rule 10b5-1 Plans: Covered Persons may maintain two separate Rule 10b5-1 Plans at the same time provided that a later-commencing Rule 10b5-1 Plan is not authorized to begin until after all trades under the earlier adopted Rule 10b5-1 Plan are completed or expire without execution. However, in the event the earlier Rule 10b5-1 Plan is terminated early, the first trade date under the later-commencing Rule 10b5-1 Plan may not be scheduled until after the effective cooling-off period following termination of the earlier Rule 10b5-1 Plan.
•Transactions Directly with the Company: The prohibition on multiple, overlapping Rule 10b5-1 Plans is not applicable where a Covered Person transacts directly with the Company (such as participating in employee stock ownership plans or dividend reinvestment plans), which are not executed on the open market.
•Sell-to-Cover Transactions The prohibition on multiple, overlapping Rule 10b5-1 Plans is not applicable to plans that authorize certain “sell-to-cover” transactions in which Covered Persons instruct their agent to sell Company Securities to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award. The award holder may not exercise control over the timing of such sales.
Prohibition on Multiple Rule 10b5-1 Single-Trade Arrangements: In any 12-month period, Covered Persons are not permitted to enter into more than one Rule 10b5-1 Plan that is designed to effect the open market purchase or sale of the total amount of Company Securities subject to the Rule 10b-5-1 Plan in a single transaction.
Provision of Information as to non-Rule 10b5-1 Trading Arrangements: SEC rules require the Company to disclose whether, during the Company’s last fiscal quarter (the fourth fiscal quarter in the case of the Company’s annual report), any director or executive officer adopted or terminated any Rule 10b5-1 Plan and/or any “non-Rule 10b5-1 trading arrangement” (as defined below). The disclosure must identify whether the trading arrangement is intended to satisfy the affirmative defense of Rule 10b5- 1(c), and provide a description of the material terms, other than terms with respect to the price at which the individual executing the Rule 10b5-1 trading arrangement or non-Rule 10b5-1 trading arrangement is authorized to trade, such as: (A) the name and title of the director or officer; (B) the date on which the director or officer adopted or terminated the trading arrangement; (C) the duration of the trading arrangement; and (D) the aggregate number of securities to be purchased or sold pursuant to the trading arrangement.

The pre-clearance requirement for entry into a Rule 10b5-1 Plan will generally provide the Company with the necessary information for trading arrangements under the Rule 10b5-1 Plan. However, as noted above, the Company’s disclosures must also cover adoption or termination of non- Rule 10b5-1 trading agreements. The SEC rules provide that a director or executive officer has entered into a “non-Rule 10b5-1 trading arrangement” where: (1) he or she asserts that at a time when he or she was not aware of material nonpublic information about Company Securities or the Company he or she had adopted a written arrangement for trading the securities; and (2) the trading arrangement: (i) specified the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold; (ii) included a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold; or (iii) did not permit him or her to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the trading arrangement, did exercise such influence must not have been aware of material nonpublic information when doing so. Accordingly, as part of the pre- clearance requirements in this Policy, directors and executive officers must, at the time they seek pre- clearance from the Compliance Officer for a purchase or sale, advise the Compliance Officer, in writing, of their intent to have the purchase or sale qualify as a non-Rule 10b5-1 trading arrangement and provide the Compliance Officer with the information referred to above that is subject to the Company’s quarterly disclosure obligations.
Post-Termination Transactions
If you are aware of material nonpublic information when you terminate service as a director, officer or other employee, you may not trade in Company Securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this Policy will cease to apply to your transactions in Company Securities upon the expiration of any “blackout period” that is applicable to your transactions at the time of your termination of service.

Consequences of Violations
The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
Company Assistance
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual employee, officer or director.
Certification of Compliance
All employees, officers and directors must certify their understanding of, and intent to comply with, this Policy and sign a copy of the Certification attached at the end of this Policy.

CERTIFICATE OF COMPLIANCE
INSIDER TRADING POLICY

(To Be Signed By All Employees, Officers and Directors)
Capitalized terms used in this Certification which are defined in Independence Realty Trust’s Insider Trading Policy have the meanings set forth therein.
I certify that:
1.I have read and understand Independence Realty Trust’s Insider Trading Policy. I understand that the Company’s Compliance Officer is available to answer any questions I have regarding the Insider Trading Policy.
2.Since I have been an employee, officer or director of the Company, I have complied with the Insider Trading Policy.
3.I will continue to comply with the Insider Trading Policy for as long as I am subject to the Insider Trading Policy.
4.Any Rule 10b5-1 Plan that I enter into while I am a director or an executive officer of the Company shall include certifications that, at the time of the adoption or modification of such Rule 10b5-1 Plan, I am: (i) not aware of material nonpublic information about the Company or Company Securities, and (ii) adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 promulgated under the Securities Exchange Act of 1934, as amended. [Include only for Company directors and Section 16 Officers].

Signature:
Date:
Print name: